EXHIBIT 99.1




                           AMERICAN TOWER CORPORATION
                               PUBLIC OFFERING OF
              27,000,000 SHARES OF COMMON STOCK AT $25.00 PER SHARE

                           Contact:  Joseph L. Winn, Chief Financial Officer or
                                   Emily Farina, Director of Investor Relations
                                                     Telephone:  (617) 375-7500


Boston,  Massachusetts - February 10, 1999 - American Tower  Corporation  (NYSE:
AMT) announced the closing of a public offering of 27,000,000 shares of Class A Common Stock at $25.00. Of the total number of shares, 25,700,000 shares were sold by the Company (of which 1,700,000 shares represented the exercise of the underwriters' option to purchase shares to cover over-allotments) and 1,300,000 shares were sold by certain selling stockholders. Credit Suisse First Boston, BT Alex. Brown, Lehman Brothers, Morgan Stanley Dean Witter, Salomon Smith Barney, Bear, Stearns & Co. Inc., Merrill Lynch & Co. and NationsBanc Montgomery Securities LLC were the underwriters of the Class A Common Stock.

The net proceeds to the Company from the offering were $619.3 million. The Company will use the net proceeds from the offering to finance construction activities, pending and future acquisitions, and general working capital purposes.

Copies of a Final Prospectus may be obtained from the Prospectus Department of Credit Suisse First Boston, 11 Madison Avenue, New York, NY 10010.

American Tower Corporation is a leading independent owner and operator of broadcast and wireless communications sites in the United States and, giving effect to pending transactions, will operate more than 3,200 towers in 44 states and the District of Columbia. Based in Boston, the Company has a national footprint with regional hubs in Boston, Atlanta, Chicago, Houston and San Francisco.

                                       ***

         This press release contains "forward-looking statements" concerning future expectations, plans or strategies that involve a number of risks and uncertainties. The Company wishes to caution readers that certain factors may have affected the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Such factors include, but are not limited to (i) substantial capital requirements and leverage principally as a consequence of its ongoing acquisitions and construction activities, (ii) dependence on demand for wireless communications and implementation of digital television, (iii) the success of the Company's tower construction program, and (iv) the successful operational integration of the Company's business acquisitions. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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116 HUNTINGTON AVENUE, BOSTON, MASSACHUSETTS 02116 617/375-7500 FAX 617/375-7575